Exhibit 99.2

November 17, 2014

Equinix Announces Pricing of $1.25 Billion Public Offering of Senior Notes

REDWOOD CITY, Calif. - November 17, 2014 - Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today announced that it has priced an offering of $750 million aggregate principal amount of its 5.375% senior notes due 2022 (the “2022 Notes”) and $500 million aggregate principal amount of its 5.750% senior notes due 2025 (the “2025 Notes,” and, together with the 2022 Notes, the “Notes”), an increase in combined aggregate principal amount from the $1 billion offering of notes previously announced. The offering is being made pursuant to an automatically effective shelf registration statement (including a preliminary prospectus supplement relating to the offering) on file with the Securities and Exchange Commission (the “SEC”). The offering is expected to close on November 20, 2014, subject to customary closing conditions.

The Notes will be Equinix’s general senior obligations and will rank equal in right of payment to all of its existing and future senior indebtedness. Interest will be payable semi-annually at a rate of 5.375% per year for the 2022 Notes and 5.750 % per year for the 2025 Notes. The 2022 Notes will mature on January 1, 2022 and the 2025 Notes will mature on January 1, 2025. The Notes are redeemable by Equinix prior to maturity at a premium under certain circumstances.

The net proceeds to Equinix from this offering will be approximately $1.233 billion after deducting underwriting discounts and estimated offering expenses payable by it. Equinix intends to use the net proceeds from this offering to redeem its outstanding 7.00% Senior Notes due 2021 pursuant to the redemption provisions of such notes and for general corporate purposes, which may include capital expenditures, distributions to its stockholders in connection with its proposed conversion to a real estate investment trust, working capital and potential acquisitions and strategic transactions.

J.P. Morgan, BofA Merrill Lynch, Barclays and Citigroup are acting as joint book-running managers and Deutsche Bank Securities, Evercore ISI, Goldman, Sachs & Co., RBC Capital Markets and TD Securities are acting as co-managers for the offering.

Equinix has filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the registration statement (including the preliminary prospectus supplement) for more complete information about Equinix and this offering. You may get the preliminary prospectus supplement for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling 866-803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Equinix

Equinix, Inc. (Nasdaq: EQIX), connects more than 4,500 companies directly to their customers and partners inside the world’s most networked data centers. Today, businesses leverage the Equinix interconnection platform in 32 strategic markets across the Americas, EMEA and Asia-Pacific.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.